Exhibit 3.1

NGP Capital Resources Company

ARTICLES OF AMENDMENT

NGP Capital Resources Company, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the existing Article I thereof in its entirety and adding a new article to read as follows:

“ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

OHA Investment Corporation”

 Second: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the shareholders of the Corporation.

Third: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

 IN WITNESS WHEREOF, said Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 30th day of September, 2014.

ATTEST:

/s/ L. Scott Biar	By:	/s/ Robert W. Long
L. Scott Biar		Robert W. Long
Secretary		Chief Executive Officer and President